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                                                                   Exhibit 99(b)


                                                     Cleveland-Cliffs Inc
                                                     1100 Superior Avenue
NEWS RELEASE                                         Cleveland, Ohio 44114-2589
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                    CLEVELAND-CLIFFS ANNOUNCES PLAN TO MODIFY
                   THE CLIFFS AND ASSOCIATES LIMITED PLANT IN
                               TRINIDAD AND TOBAGO

         Cleveland, OH - May 15, 2000 - Cleveland-Cliffs Inc (NYSE:CLF) today announced that the owners of Cliffs and Associates Limited (CAL) have decided to temporarily suspend start-up activities at CAL's hot briquetted iron (HBI) plant in Trinidad and Tobago in order to make modifications and enhancements to portions of the plant. The owners of CAL are Cliffs, 46.5 percent; LTV Steel Corporation, 46.5 percent; and Lurgi Metallurgie GmbH, 7 percent. Cliffs is manager and sales agent for CAL. It is expected that modifications to the HBI plant will extend to the end of the year.

         Commissioning and start-up activities at the HBI plant have been ongoing over the last year. While the plant has demonstrated the capability to produce significant quantities of highly metalized direct reduced iron (DRI) that meet targeted quality specifications, a variety of mechanical and material handling problems have prevented production of commercial grade briquettes.

         The modification work will be mainly focused on two operational issues:
(1) replacing the discharge system with an improved design to improve material flow and obtain consistent feed of hot DRI to the briquetting machines, and (2) increasing the pressurization level in the reactor system to design level. Capital expenditures to modify the discharge system are estimated to be about $10 million, with additional capital of $2 to $3 million for other modification work. CAL is working with a team of independent specialists to assist in the design and construction of the modified discharge system. In addition, CAL is using Fluor Daniel to perform an independent assessment of the mechanical reliability of the plant design and related equipment systems.

         It is expected that CAL operating losses, which have been running approximately $2.5 million per month during the first four months of 2000, will be reduced to about $1.5 million per month while the modification work is being completed. Lower operating losses will largely be attributable to the elimination or significant reduction of costs that CAL has been incurring during the start-up process, including costs of iron ore fines and process gasses. CAL's dedicated and highly trained workforce will be retained and will assist in the modification work.



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         While  no   significant   production  is   anticipated   in  2000,  the
modifications should allow CAL production to gradually ramp up in 2001, with total production between 200,000-350,000 tons, and reach design level operation thereafter. The long-term prospects for ferrous metallics products, including CIRCAL(TM) briquettes, continue to be favorable.

         The Trinidad and Tobago location is ideal because of access to low-cost natural gas and the fact that it is equidistant between the Brazilian ore supply and the customers, who will largely be located in the United States. The government of Trinidad and Tobago is stable and has been very supportive. The current site can accommodate an expansion to at least 2.5 million tons, and expansion of the CAL operation will be evaluated when the plant demonstrates the capability to operate at its design rate.

         At March 31, 2000, Cliffs' total investment in CAL was $85 million. Cliffs' equity loss from CAL was $3.2 million in the first quarter of 2000, and $9.1 million for the full year 1999.

                                      * * *

         Cleveland-Cliffs is the largest supplier of iron ore products to the North American steel industry and plans to develop a significant ferrous metallics business. Subsidiaries of the Company manage six iron ore mines in North America and hold equity interests in five of the mines. Cliffs has a major iron ore reserve position in the United States and is a substantial iron ore merchant.

         This news release contains forward-looking statements regarding costs and timing of modifications to be performed on the CAL plant in Trinidad and Tobago, the expected monthly losses at CAL during the modification work, and the timing and amount of future production. Actual costs and timing of the modification work and CAL losses during this work, and the timing and amount of future production could differ significantly from current expectations due to inherent risks such as scope changes in the modification plans or other factors. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially.

Contacts
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Media:  David L. Gardner, (216) 694-5407

Financial Community: Fred B. Rice, (800) 214-0739 or (216) 694-5459

To  obtain  faxed  copies  of  Cleveland-Cliffs  Inc news  releases  dial  (800)
778-3888.

News releases and other information on the Company are available on the Internet at http://www.cleveland-cliffs.com